Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-87430, 333-55788, 333-83414, 333-37042, 333-80995, 333-113258, 333-113260, and 333-159393 on Form S-8, and Registration Statement No. 333-162931 on Form S-3 of our reports dated February 24, 2010, relating to the consolidated financial statements of R.R. Donnelley & Sons and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of R.R. Donnelley & Sons Company for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 24, 2010